Exhibit 99.1

Date:	October 6, 2003
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation
Announces Results of Annual Meeting and Third Quarter Information

LOS ALAMOS, NEW MEXICO, OCTOBER 6, 2003 – Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, held its annual meeting of stockholders on October 1, 2003. All of the nominees for director and all proposals were approved by a greater than 75% vote of the stockholders.  The following individuals will continue to serve as director of Trinity: William C. Enloe, Deborah U. Johnson, Lewis A. Muir and Charles A. Slocomb for a term expiring in 2004; Jerry Kindsfather, Steve W. Wells and Robert P. Worcester for a term expiring in 2005; and George A. Cowan, Jeffrey F. Howell, Arthur B. Montoya, Jr. and Stanley D. Primak for a term expiring in 2006.  At the meeting, the stockholders approved a number of amendments to Trinity’s Articles of Incorporation, each of which was described in Trinity’s proxy statement filed with the Securities Exchange Commission.  Additionally, the stockholders ratified the selection of Neff & Ricci, LLP to serve as Trinity’s independent auditors for 2003.

In addition to the business of the Annual Meeting, William C. Enloe, President and Chief Executive Officer of Trinity, and Steve W. Wells, President of Trinity and Secretary of Trinity, discussed Trinity’s performance for the year ended December 31, 2002 and the first three quarters of 2003.

Trinity’s total assets at September 30, 2003, were estimated to be approximately $1.1 billion, surpassing the $1 billion milestone.  Estimated unaudited annualized return on average assets for the first nine months of 2003 was approximately 1.61% and estimated unaudited asset growth for the first nine months of 2003 was approximately 16.91%. Trinity’s estimated unaudited annualized return on equity for the first nine months of 2003 was approximately 24.93%. Trinity’s estimated unaudited net income for the quarter ended September 30, 2003 was approximately $5.4 million or $0.80 diluted earnings per share. Trinity’s estimated unaudited net income for the first nine months of 2003 totaled $11.7 million or $1.75 diluted earnings per share. Approximately $4.5 million of the net income was due to the large increase in income related to mortgage loan servicing and gains on the sale of loans resulting from historical high refinancing of mortgage loans due to the low interest rate environment.

Trinity is a bank holding company with approximately 300 employees. LANB recently celebrated its 40th anniversary of operation and offers financial services at its main office in Los Alamos, an office in White Rock, and an office in Santa Fe.  An additional office is currently under construction in Santa Fe and is expected to open in 2004.  LANB also operates a network of 27 automatic teller machines throughout Northern New Mexico.  Title Guaranty & Insurance

Company offers its services from its office in Los Alamos.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks are uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.